SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                               ThermoGenesis Corp.
                                (Name of Issuer)


                         Common Stock, $0.001 Par Value
                         (Title of Class of Securities)


                                   883623 209
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    883623 209

-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON                                 ATLAS II,  L.P.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       a |_|
                                                                       b |_|
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3.      SEC USE ONLY
-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
-------------------------------------------------------------------------------

                                          5. SOLE VOTING POWER

                   NUMBER OF                       2,427,910
                    SHARES
                 BENEFICIALLY             --------------------------------------
                     OWNED                6. SHARED VOTING POWER
                    BY EACH
                   REPORTING                               0
                  PERSON WITH             --------------------------------------
                                          7. SOLE DISPOSITIVE POWER

                                                   2,427,910
                                          --------------------------------------
                                          8. SHARED DISPOSITIVE POWER

                                                           0
--------------------------------------------------------------------------------


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,427,910
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   7.7%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

                    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1. Name and Address of Issuer

     (a)  THERMOGENESIS CORP.

     (b)  3146 Gold Camp Drive
          Rancho Cordova, CA 95670

Item 2. Name, Address and Citizenship of Person Filing; Class of Securities and CUSIP Number

     (a)  Atlas II, L.P.

     (b)  630 Fifth Avenue, 20th Floor
          New York, NY 10100

     (c)  USA

     (d)  Common Stock

     (e)  883623 209

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)  |_| Broker or Dealer registered under Section 15 of the Act

(b)  |_| Bank is defined in Section 3(a)(6) of the Act

(c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act

(d) |_| Investment Company registered under Section 8 of the Investment Company Act

(e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

(f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

(g) |_| Parent Holding Company, in accordance withss.240.13d-1(b)(ii)(G) (Note: See Item 7)

(h)  |_| Group, in accordance withss.240.13d-1(b)(1)(ii)(H)

Item 4. Ownership

     (a)  Amount Beneficially Owned: 2,427,910 (1)

     (b)  Percent of Class: 7.7%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:            2,427,910(1)
         (ii)  shared power to vote or to direct the vote:                  0
        (iii)  sole  power  to  dispose  or  to  direct the
               disposition of:                                        427,910(1)
         (iv)  shared power to dispose or to direct the
               disposition of:                                              0
--------------------


(1) 1,844,425 shares of Common Stock and warrants to purchase 583,485 shares of Common Stock exercisable within 60 days
-------------------------------------------------------------------------------
Item 5. Ownership of Five Percent or Less of a Class

          If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
          following:       |_|.
-------------------------------------------------------------------------------
Item 6. Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.
-------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable
-------------------------------------------------------------------------------
Item 8. Identification and Classification of Members of the Group

               Not applicable.
-------------------------------------------------------------------------------
Item 9. Notice of Dissolution of Group

               Not applicable.

Item 10. Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  May 3, 2001                                     ATLAS II, L.P.


                                             /s/   RICHARD JACINTO
                                                   ----------------------------
                                                   Richard Jacinto
                                                   General Partner